Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
October 25, 2007
8:30 a.m. CT

Operator:	Good day everyone and welcome to the Insituform third quarter 2007 earnings conference call. This call is being recorded.

Any financial or statistical information presented during this call including any non-GAAP measures, the most directly comparable GAAP measures and reconciliation to GAAP results will be available on our website Insituform.com.

During this conference call, we’ll make forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference.  We do not assume the duty to update forward-looking statements.  Please use caution and do not rely on such statements.

Now I’ll turn the call over to Insituform’s Chairman of the Board and Interim Chief Executive Officer, Mr. Al Woods. Please go ahead, sir.

Al Woods:
Thank you.  Good morning and welcome to today’s conference call on Insituform Technologies’ third quarter results.  I am Al Woods, Chairman of the Board and Interim CEO of Insituform Technologies Incorporated.  Joining me on today’s call are Tom Vossman, Senior Vice President and Chief Operating Officer; David Martin, Vice President and Chief Financial Officer; and David Morris, Senior Vice President, General Counsel and Chief Administrative Officer.  After my opening remarks, all four of us will be available to address your questions.

To briefly summarize our third quarter results, we have reported quarterly net income of $4.5 million or 16 cents per fully diluted share.  This represented a decline from the third quarter of 2006 when we earned $5.7 million or 21 cents per share.  Our consolidated revenue for the quarter was $139.1 million, down $5 million or 3.5 percent from the third quarter of 2006.  Our gross profit was $26.3 million, down $5.3 million or 16.8 percent.  On a more positive note, our operating expenses declined to $22 million, a 9.2 percent reduction from last year.

During the third quarter, Insituform Technologies continued to see weaker results due to continuing softness in the U.S. CIPP market.  We also experienced isolated operational issues that exacerbated the impact of a soft market on the quarter’s performance.  The modest profit we reported for this quarter is unacceptable.  Our stockholders deserve and expect more.

In August, I shared with you that our board had challenged our management team to develop a plan to respond to the stagnant U.S. CIPP market and generate the steady earnings growth our stockholders want and deserve.  Today, I want to share with you some of the initial actions we are taking in response to that challenge.  These actions fall into four areas.  First, restoring growth and earning stability to our North American CIPP business.  Second, geographic and product diversification.  Third, an acquisition strategy.  And fourth, cost reduction.

With regard to the North American CIPP business, we have completed an extensive survey of our largest customers and have met with a number of them in a series of one-on-one discussions.  We have digested the results of that research and those meetings, and we are using this to guide certain of our actions.

As we continue to foresee the weakness in the U.S. municipal CIPP business, we are redeploying our sales resources to focus on two primary objectives.  First, we will more aggressively pursue industrial and other negotiated work.

Second, we will diversify our client base.  In the past, we have been heavily reliant on a small number of large municipal clients.  When one or more of those large clients reduces spending, it has a huge impact.  Although we are still in the early stages of this effort, we can report that our number of active customers is up year-over-year, and we have secured several non-municipal negotiated contracts.  We are in encouraged that our North American CIPP backlog increased six percent from last quarter.

We are aggressively and successfully pursuing geographic diversification of our business.  We are pleased with the successful expansion of our business into Eastern Europe, Australia, Hong Kong and several Asian markets.  Our backlog in Europe is at an all-time high, up 17 percent since last quarter.  We continue to believe that Asia represents a significant growth opportunity.  Our quarterly results reflect continued strong performance in our international operations.  And I would like to congratulate all of our management and employees in those markets.  We expect both our European and our international operations to contribute bottom line profits in 2008.

We continue to focus on diversification of our product lines.  One of our company’s real strengths is our leadership and technology and we will continue to capitalize on this strength.  For example, we continue to reconfigure our crews for small diameter pipe work, which will reduce operating costs and take better advantage of our proprietary iPlus™ infusion technology.

In addition, we are encouraged by the early results associated with an additional new technology iPlus™ composite.  These technologies will allow us to become more competitive, improving backlog and margins going forward.  UPS, our Tite Liner® business, also based on proprietary technology, saw quarterly revenue growth year-over-year.  For the first nine months of 2007, Tite Liner operating income is ahead of 2006.  Tite Liner backlog grew 30 percent from last quarter.  And we continue to foresee robust market activity heading into next year.  It is exciting to note in 2008 Tite Liner expects to execute jobs across five continents.

We are continuing to validate the proprietary technologies we have developed for Insituform BlueSM, our drinking water pipe rehabilitation business.  During the quarter, we successfully completed a number of pilot projects.  And we continued the development of additional technologies that will be instrumental in positioning I BlueSM in this exciting growth market.

Tite Liner® and Insituform BlueSM today are small pieces of our total revenue.  But they represent significant opportunities for revenue and profit growth.  We are actively evaluating acquisition opportunities as an avenue to renew growth.  We will pursue opportunities that allow us to build on our existing strength in the market or that give us access to proprietary technologies that are strategically valuable or allow us to leverage our distribution channels.  We have the financial resources at hand to complete acquisitions that make business sense for our company and our stockholders.

As part of our cost reduction initiative, we have targeted $6 million in overhead that can be eliminated in the coming year without jeopardizing our ongoing strategic initiatives.  We have all ready begun to see results from this effort.  Our operating expenses decreased 9.2 percent from last year’s third quarter, partially as a result of reduced field support expenses in rehabilitation, but also, as a result of decreases in corporate spending.  We believe that our focus on reduced operating expense will translate to increased stockholder value.  We remain committed to a three-pronged strategy of operational excellence, technological innovation and business growth.  We believe that the four initiatives I have just discussed and others to come in the months ahead will enable us to achieve long-term profitability.  We will make decisions and take actions that will deliver the best return to our stockholders.

With those comments, we are just about ready to open the phone lines. But, before we do so, I would like to update you about our progress in wrapping up the tunneling business and in hiring a new CEO.

The wind-down of the tunneling business is going better than planned.  We now anticipate that we will recognize about $1 million less in cash and non-cash pre-tax charges in 2007 than originally estimated.  We continue to expect that we will complete almost all of our outstanding tunneling projects in 2007 and will be completely out of tunneling by mid-2008.  The sale process for our tunneling equipment is on track.  And the first two auctions are scheduled for October and November.  Two more auctions will be held in the first half of 2008.

Our search for a new CEO is also on track.  Our search committee, working with an outside recruiter, has identified and screened an excellent group of candidates, a number of whom will be participating in a second round of interviews in the near future.  When we began this search, I said that it was my hope to name a new CEO by the end of 2007, and at this point, I remain confident that we will do so.

On a personal note, I would like to add that while I am looking forward to welcoming a new CEO on board, I have enjoyed the challenges of the past two months in leading this management team.  It has been a very busy and stimulating opportunity to work on behalf of our stockholders in a new way and to contribute to the future success of our company.  I am confident that we are taking the correct and necessary steps to drive stockholder value.

Thanks again for joining us today. And Operator, let’s take our first question.

Operator:
Thank you, sir.  The question-and-answer session will be conducted electronically.  If you would like to ask a question, please do so by pressing the star key followed by the digit one.  As a reminder if you are on a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, that is star one to ask a question.

And we’ll take our first question from Arnie Ursaner with CJS Securities.

Arnie Ursaner:
Hi.  Good morning.  In the body of your press release, you spoke about redeploying your sales resources to focus on industrial and other negotiated work and reconfiguring your crews for smaller diameter work.  Aren’t both of these generally done at much lower margins than the historic CIPP business?

Tom Vossman:
Arnie, this is Tom Vossman.  No.  In fact, historically, the margins we see on industrial and negotiated work, particularly in the current North American market are on the order of anywhere from five to 10 percent higher.

Arnie Ursaner:	At what percent – I guess, could you give us a feel for what has been the percent you’ve done of industrial and negotiated in the past?

Tom Vossman:
It, historically, has been a smaller portion of our business. But, as we have focused on it throughout 2007, it’s beginning to improve.  For example, we’ve seen an increase in our total client base on the order of about four or five percent in the last six months.

Arnie Ursaner:
OK.  And you – again, in your prepared remarks, spoke about $6 million of overhead reductions or cost reductions you hope to implement in the next year.  Could you put some specifics around the bigger buckets within that six million?  Again, I don’t expect every detail but perhaps give us the key parts of what is included in the $6 million.

David Martin:
Arnie, this is David.  We are targeting about $6 in overall operating cost reductions in the coming year.  It’s going to be a combination of both corporate and field overhead, and it represents logistical improvements.  It also represents certain optimization of certain regional units.  But most importantly, it’s some corporate spending that we’re targeting.  And some of the things that we spent money on the past, consulting we'll call it, other things, we’re going to be much more smart in how we spend our money.  And we’re going to be optimizing some of our processes in the process.

But to be specific in actual numbers and where they are, you know, I’d rather not say so at this point.

Al Woods:	Arnie, may I contribute. This is Al Woods.

Arnie Ursaner:	Sure.

Al Woods:
It’s an excellent question.  I’d like to contribute to that response.  I think key from a strategic viewpoint is we are absolutely confident that we can streamline some of our costs resulting in cost reductions while continuing to emphasize and place considerable focus on the strategic initiative and directions that we’ve outlined for the company.  And I think that’s key.  And so the result of that should contribute significant values.

Arnie Ursaner:
OK.  Al, since you jumped in, I know I asked this question last call and you didn’t quite answer it then, and maybe it was timing, so, I’ll try it again.  You obviously have used the search firm, you’re trying to hire a new CEO and you’ve all ready entered your second round.  So the question I had last time is the key characteristics you’ve told the search firm about what you want in the new CEO, and again I’ll be pretty specific, public company experience, engineering experience, what are the characteristics you’re telling your search firm you’re demanding in your next CEO?

Al Woods:
Thank you.  And I do recall, Arnie, this is Al Woods again, you asking that question two months ago.  The – it’s important to note that we are – our search committee is sensitive to the nature, culture, complexity and global focus of our company.  And therefore, we are sensitive it would follow to the profile of our company and the needs – of the experience needs that should follow in identifying a proper CEO.

Clearly, we are an international company.  Clearly, we are a public company.  Clearly, we are diversified from the standpoint that we produce products.  We have R&D, which produces technologies.  We have engineering which is a specific component of what we do.  But we also have sales.  We have construction in terms of how we execute.  We have a variety of skill sets that comprise the total operation.

We are taking all of those factors into account but I can say that we specifically will only choose an engineer.  We will only choose someone who has global experience.  We will have to weigh the characteristics and attributes of the candidates that we have access to in electing and deciding which meets the needs of our organization.

Arnie Ursaner:	OK. Thank you. Final, short question. Your number of crews you now have in place, have you changed that number? Have you been reducing your numbers of crews?

Tom Vossman:
We see stability in the crews, Arnie.  We have reduced from the beginning of the year about 12 percent of the crews in North America which is slightly greater than the reduction we’ve seen in market activity.

Arnie Ursaner:	OK. Thank you.

Operator:	And we’ll take our next question from Francesca McCann with Stanford Financial.

Francesca McCann:	Hi. Good morning. Thank you. A couple of questions, one is if you can explain the tax benefit in the quarter.

David Martin:
Yes, Francesca this is David Martin.  There was a combination of things.  We had some favorable developments from a couple of our foreign tax jurisdictions this quarter.  And we were able to adjust some of our tax reserves as a result of that.

We also had some reserves that were no longer needed resulting from the expiration of statute of limitations which had been previously disclosed in our Qs that was going to be able to have happen at some point in time.

Finally, earlier in 2007, we did complete a global tax restructuring, and there were some good things that come out of that as a result of good tax planning, and we were able to reduce our overall effective rate as a result of that.  That’s been working itself through the effective rate through this year as where earnings are coming from and so forth.  So, all of those combine to improve the tax rate.  We had to – we made an adjustment for the third quarter.  We had been running around 30 percent up until this point, but we were able to adjust that due mainly to these specific events.

Francesca McCann:	OK. And then moving forward, are we anticipating in the 30ish percent range.

David Martin:	It’s fair to say that we’re going to be running in that range. Hopefully, below where we have historically.

Francesca McCann:	OK. And then just to clarify as a follow up from Arnie’s question. So margins for the industrial and negotiated work are five to 10 percent higher, is that correct?

Tom Vossman:	Yes.

Francesca McCann:	OK. And then if you can talk about, perhaps the breakdown between small and large diameter in this quarter, and then also the breakdown of your backlog for small versus large.

Tom Vossman:
Yes, Francesca, this is Tom Vossman.  We have seen an increase in small diameter work throughout 2007.  But the third quarter we saw a slight increase in medium and large diameter as a percentage of the overall mix in North America.  And we’ve seen a slight increase in the bidding activity for that which we’ve won also in medium and large diameter.

That said, we still feel that the portion of small diameter work in our mix will probably be up year-over-year as we go into 2008, probably on the order of two to three percent.

Francesca McCann:	OK. And is that a trend, that if you look out, you know, several quarters, a trend that you expect to continue.

Tom Vossman:
We are planning for it to continue, Francesca.  However, we do see some opportunities coming up in bid activity in a few regions of the country that would suggest that it may get back to kind of the historical levels in 2006 and before.

Francesca McCann:	OK.

Tom Vossman:	But we’re planning for it to be at the level today as we look to reconfigure the crews.

Francesca McCann:	OK. Thank you. And then, what about some discussion of the pricing environment. I know that we’ve talked about that on previous calls. So, if you can address that a little bit.

Tom Vossman:
Yes, this is Tom, again.  It’s – we’re optimistic that the pricing’s leveled off.  In fact, in certain regions of the country we feel we’ve been able to slightly increase the pricing.  The slow down across the U.S. portion of NAR is more exacerbated in certain regions than others, so we haven’t been able to move pricing much in certain regions.  But it does appear to be stable while we hold our position in the market.

Al Woods:	Francesca, good morning. Al Woods here. May I chime in as well?

Francesca McCann:	Certainly.

Al Woods:
I think it’s significant that we point to the fact that we are going to reduce costs in this organization which will enable us to respond appropriately in all of the markets that we service.  We are not going to be bound by an unrealistic cost structure that results in our being unable to compete.

And so our strategy, we believe, is going to enable us to grow share – restore and grow share, as a result of reducing overhead.

Francesca McCann:	OK. Great. And then one more question, just a little bit of commentary, perhaps on Tite Liner®.

Al Woods:	Can you be more specific, Francesca? Do you have a particular interest?

Francesca McCann:
Sure.  Kind of where you’re seeing the most growth.  You know, the greatest number of orders coming from? And then if there’s any trends either geographically or in terms of kind of sub segment within Tite Liner.

Tom Vossman:
Francesca, this is Tom.  We’re excited about what we’re seeing in Tite Liner.  We are performing our first job in Asia as we speak.  It should be completed this quarter.  The backlog is up quarter-over-quarter pretty significantly as Al alluded to.  We also mentioned that we will be expanding across five continents for the first time next year.  We’re seeing good activity domestically.  The South American market continues to be pretty robust.  We’re looking at a couple of new countries in some of our mining and oil and gas efforts.

So, overall, it continues to look very promising. And 2008 looks to be better than any year historically.

Francesca McCann:	OK. All right. I’ll get back in queue. Thank you.

Operator:	And our next question comes from David Manthey with Robert Baird.

David Manthey:
Thank you.  Good morning.  I was wondering if you could explain what industrial and negotiated work is.  I’m not familiar with it.  And also if you could talk about the size of this market, relative to the coarser rehab market?

Tom Vossman:
Yes, this is Tom Vossman, again.  The industrial segment can include oil and gas markets that have significant pipe ownership on several of their plants.  Organizations such as Disney World, large complex organizations that have significant water and sewer systems on large expansive properties, that’s an example of some of the targeted customers that we would seek to do business with.

The chemical industry, as well, looks to be pretty robust.  And then, some of the more institutional type customers, such as airports.  We’ve seen activity that we’ve taken advantage of in certain markets, related to, again, the infrastructure that supports expansive properties like airports.  So that’s a few of the examples.  I don’t want to get into too many details, but hopefully that addresses your question.

David Manthey:
OK.  And I assume this is a subset, and just to be clear, we’re still talking about CIPP.  We’re not talking about – when you talk industrial, you’re not talking about Tite Liner®-type applications here, right?

Tom Vossman:
We could be.  Often, we’ll get leads from clients that are in the chemical, oil and gas sector that might translate to opportunities for Tite Liner®, for sure.  But generally speaking, what we were referring to in diversifying opportunities in North America, I’m referring to CIPP.

David Manthey:	OK. And then, just so I am clear on the small versus large diameter, could a small diameter crew, assuming you had the crew right-sized, could that work be as profitable as large diameter work?

Tom Vossman:
Yes.  We are working on some configurations we’re excited about.  Certainly, we have seen margins compress across small diameter.  And as Al alluded to a few moments ago, the way to address that is through reduction in cost, to be able to win our share of the market.  We’ve got some configurations with crew equipment, crew size.  And then he also alluded to, which we’re excited about, some interesting concepts that we’re looking at with our new iPlusSM infusion technology in logistics to reduce in-bound freight to the crews.

David Manthey:
OK and then, final question in terms of your ability to compete. And, I think, historically, the pricing strategy has been to be the low cost leader and sort of lead the market down because of your scale.  And I’m wondering, with a $6 million reduction in SG&A, I mean is that really going to position you to be more competitive and to be more profitable if pricing continues to be weak?  Is that enough?  Or is there more behind it that you’re thinking about?

Al Woods:	I’m sorry. Who am I addressing?

David Manthey:	This is David Manthey with Robert Baird.

Al Woods:
David, thank you.  I’m sorry.  This is Al Woods.  Absolutely.  And I say absolutely because there is more to come.  When we refer to a $6 million reduction in cost on a comparable basis, we are referring to 2008.  We believe that we are going to establish a mindset that will enable us to continue to take cost down so that we can maintain margins in a soft market.  Am I answering your question?

David Manthey:	Yes. I’m just – and I think you addressed it earlier, but is there any change in the pricing strategy or do you continue to believe you can be the low-cost leader?

Tom Vossman:
I think we’ll always position ourselves to be the low-cost leader, and we continue to work on that.  That said, the first part of your question, we have tremendous visibility to market activity.  We have worked on some modeling that suggests that we have information to allow our regions to increase pricing in areas where we’ve got pretty good market intelligence.  And to – and every area we see that an opportunity to do so we’re starting to take advantage of that.

David Manthey:	Thank you very much.

Operator:	And our next question comes from Debra Coy with Janney Montgomery.

Debra Coy:
Yes.  Good morning, everyone.  A couple of questions.  The primary one is really margins.  I think the concern is that perhaps, you know, we’ve seen the margins in the CIPP business permanently commoditized at a much lower level.  We used to talk about whether Insituform could get back to double-digit operating margins, and Tom, you said that margins in the industrial and negotiated work are five to 10 percent above what you would see in municipal CIPP.  But, the question is, what does that mean, since municipal CIPP has been, you know, in the low single digit range?

My bigger question is where do you think over the next, as you’re seeing backlog recover, a bit, where do you think margins go in the North American CIPP business and whatever combination that turns out to be over the next one to two years?

Tom Vossman:
Thanks, Debra.  Clearly, with the market, as Al suggested, we see it as having bottomed out, relatively flat.  We may see not a whole lot of movement on margins, particularly in the U.S. sector.  I think we have an opportunity to expand executing at better margins than what we’re seeing as we’ve alluded on a lot of the comments related to cost.

And I’m actually speaking of gross margins, so when you say single digits, I believe you're…

Debra Coy:	OK. And I’m talking about operating margins.

Tom Vossman:
Right.  Operating margins.  So, I see us being able to expand.  We are executing at the operating margin level in certain regions of the country in double digits.  We need to focus on doing that across the entire enterprise.  We’ve been able to leverage better in some regions.  We’re addressing those issues in the company now.  And then in some areas of the country we suggested that very, very slow market activity.

And as you know, we struggle with the timing of taking out very qualified dedicated crews too prematurely if we’re – even though we may not anticipate growth, we’re trying to hold on to those crews, using them in other markets where activity is still strong.  But that affects lower margins, because we didn’t anticipate travel.  But we’re making – every day we’re making conscious decisions on how to hold and maximize the efficiency of the crews without reducing too much and kind of playing out this market.  That’s one area where we’re addressing it.  The other one is simply from the crew configuration cost.  But, I wouldn’t see a whole lot of expansion in gross margins aside from our execution going forward.  We will be doing much better than some of the catch up we’ve been doing in the early part of ’07.

Al Woods:	Debra, may I tag on, please?

Debra Coy:	Yes, please.

Al Woods:
Thank you.  Good morning.  I’m particularly sensitive to your question because it’s one that I think about fairly routinely. And I would like to point to our initiative to stimulate geographic diversification because it’s – the reality of North America is the reality of North America.  And we are not hoping to but are going to execute more effectively so that we can extra improved margins.

But, I can tell you that the significance of geographic diversification cannot be overlooked because in other markets, there are differing realities, and we are finding that we have the opportunity to extract larger margins.  And as our – the other components of our business grow over time, it’s going to have a favorable impact.  As far as we can see today, it’s going to have a particularly favorable impact on our overall operating performance.

I hope I’m addressing your question to some degree.

Debra Coy:
Yes, that’s helpful.  I mean what I draw from that is that we’re looking at roughly a 20 percent gross margin business in North America or probably a bit less.  And then we’re going to have to get the improvements by taking out costs, and by expanding internationally and into the industrial business.

The other thing that I think I’m hearing is that there must one or two of your key markets, whether it’s Atlanta or St. Louis of Tampa or whatever these large cities that have been particular weak.  And that if we get into a broader range of cities that you’ll have more flexibility as well.  Is that a fair assessment?

Tom Vossman	Yes.

Al Woods:	Absolutely spot on.

Debra Coy:
OK.  Alright.  I think I got it.  My other general question is Al, I was interested to hear you talking about Insituform coming back to making acquisitions again.  And I’m sure you know that investors are probably going to have a somewhat jaundiced view of that given Insituform’s track record on prior acquisitions.  Can you give some sense of how you’re looking at that strategically in terms of related products or geographies or services that would be, as you said, additive to shareholders.  I mean I think there’s just too many people that remember Kinsel and Pipe Bursting and some of the other things that Insituform expanded into unsuccessfully.

Al Woods:	Thank you, Debra. And you remind me of very painful historical experiences.

Debra Coy:	Sorry.

Al Woods:
There’s no question.  But I’m going to suggest to you that those are experiences.  That’s past.  Going forward, we are structuring ourselves differently.  We have a different mindset and we are prepared, I believe, and I shouldn’t say prepared.  I should say preparing ourselves, so that we will be in position to take better advantage of such opportunities.

We’re going to be looking for opportunities that allow us to build on our existing strengths in the market, or that give us access to proprietary technology that’s of strategic value.  You won’t see us bidding on companies that are not good fits.  Good fits are opportunities that either build on our strengths, or allow us to take advantage of the distribution capabilities that we have.  So, we’re talking about combinations of products and services or perhaps just products.  But we think we have a far better developed strategic view of what will work.

But more importantly, we think we’re putting in place the operational opportunities and processes that will allow us to better integrate those businesses in the future.  We’ve just recently named a Vice President of Business Integration who’s total focus will be to centralize all of his activities and thoughts on just those processes.

Debra Coy:
OK.  That’s helpful.  My final question would be, as you’ve thought through the strategy, should we infer that the deployment of cash flow, which has been a question mark, would be more towards acquisition and growth rather than capital restructuring?

David Martin:
Debra, this is David Martin.  I think there will be a combination of things going in the future.  Obviously there’s – we want to be capitalized on all of our opportunities to enhance shareholder value, and so we’ll be looking at all of those things.  Certainly, there will be a certain amount of cash flow for acquisitions.  And our access to the capital markets will enable us to do it as well as our existing cash flow.

Debra Coy:	OK. Thanks, David.

Operator:	And our next question comes from Max Vichniakov with Canaccord Adams.

Max Vichniakov:
Hi.  Good morning.  Max Vichniakov of Canaccord Adams.  I have a question on behalf of John Quealy.  Guys, one quick – if you could, quickly, maybe comment on the municipal market?  And then in regards to I saw the backlog and rehabilitation segment increase, keeps increasing quarter over quarter.  So your expectations maybe of the future backlog year-over-year growth whether it’s going to be maintained going forward?

Tom Vossman:
Max, this is Tom Vossman.  Actually, our backlog in the municipal sector in North America increased quarter-over-quarter by about six percent.  And, a lot of that was attributed to some back-end quarter opportunities we took advantage in – of.  So we see that as a good trend.  Our extensive survey that Al alluded to with our top 300-some-odd customers suggests that the market should be flat.  So, I think, as we continue to reposition our sales strategy and look at expanding our customer base, we would see being able to maintain our position in the market take through cost reductions and have backlog that supports our business plan.

Max Vichniakov:	Yes. Thank you.

Operator:	And our next question comes from Steven Gambuzza with Longbow Capital.

Steven Gambuzza:	Good morning. Hello?

Al Woods:	Yes. Good morning, Steven.

Steven Gambuzza:
Hi.  I was wondering if you could, maybe, talk a little bit more about what some of the one time items were which caused your rehab operating margins to decline to two-and-a-half percent in the quarter.

Tom Vossman:
Yes, Steven, this is Tom Vossman.  We experienced some unanticipated operational issues in the quarter including labor cost overruns and project delays that increased our subcontract rental and equipment cost in a few regions.  These problems were clearly a result of poor project management in most cases.  We have responded to these issues with management changes and some shifts to ensure that it doesn’t happen again.  The cost associated with those issues were in excess of about $1 million in the quarter.

Steven Gambuzza:
One million dollars of one time items.  And it sounds like, just revisiting some of the margin conversation that went on earlier in the call, it sounds as though your view is that gross margins have kind of troughed for the rehab segment at these levels.  And going forward you would expect, at a minimum, them not to decline.

Tom Vossman:
Yes.  In fact, we’ve seen a slight uptick in the past three to four months, albeit slight, and so therefore, we feel comfortable with where we are that the margins have kind of troughed, using your term.  And they should be fairly stable as we look to expand them through our internal efforts.

Steven Gambuzza:
OK.  I guess, given the uncertainty in the end-market outlook, I was wondering how confident you can be on that point, you know, if we’re going to see, you know, continued declines in or failure to rebound in terms of the end-market demand for your product.  Do you feel like if demand doesn’t ramp, you can still maintain or improve these margins?

Tom Vossman:
I do. I think the catch up that we’ve had to deal with the majority of this year, we feel a lot better about our position today.  And being able to react, if certain opportunities we see on the horizon slip, we’re better positioned to react and not cause ourselves catch-up costs, if you will, in certain regions.  So, I feel pretty good about that.  Our regional managers are working much closer together to try and minimize cost and maximize crew efficiency.

But I’d also tell you that when Al talked about the deployment of the sales force, we are demanding and getting – I’m pleased with the progress we’re making on getting much better visibility, not out three months but looking out 12 months with much more engagement with our clients on their spending patterns.  And, so the volatility that we may have experienced in expected backlog that didn’t materialize in the past, I think, our processes are much better today than they were a year ago.  And, I feel a lot more confident that we can project and forecast where we need to be than in quarters past.

Steven Gambuzza:
And you mentioned kind of refocusing on some of the sales force efforts on industrial and negotiated work.  Within the rehab segment, what percentage of overall rehab revenues was that type of work for, you know, either 2006 or the year-to-date period in 2007.

Tom Vossman:	Yes, this is Tom, again. Historically, and I’ll refer to 2006, and David, if I’m wrong, I think about 15 percent of our revenue stream was from non-municipal bid activity.

Steven Gambuzza:	Within rehab?

Tom Vossman:
Right.  And we have seen an increase in that slightly this year, as partly driven by the decrease in municipal activity, you know, the percent increase, but, now focusing on it, we clearly have objectives to increase that to let’s say 25 to 30 percent going into 2008.

Steven Gambuzza:	OK.

Tom Vossman:	I mean as targets. That’s where we’ve been historically, and we are challenging our sales force to double our position in non-municipal bid work.

Steven Gambuzza:	OK. And then finally, can you just, sorry, if I missed this, can you remind us what we should be using for a tax rate going forward, now that you’ve made some adjustments to your reserves?

David Martin:
This is David.  As I said before, these are some one-time adjustments that will be reflected in our rate for the year for 2007.  Going forward past 2007, you can use a reasonable rate in the 30 percent range.

Steven Gambuzza:	You mean in the mid-30s, or 30?

David Martin:	Low 30s.

Steven Gambuzza:	Low 30s. OK. Thank you very much.

Operator:	As a reminder, that is star one to ask a question. And our next question comes from Chris Blackman with Empirical Capital.

Chris Blackman:
Yes, thank you.  I appreciate all of the detail you’re providing.  It’s been helpful.  You mentioned acquisition or the first question is related to acquisition, is there more likelihood that an acquisition would occur in the Tite Liner division over the rehab division? Or can you be maybe a little more specific on where you’re particularly interested?

Al Woods:
Yes, thank you, Chris.  Al Woods, here.  We are interested in opportunities, as I mentioned earlier, that plug into our strategic outlook.  That is to say, allow us to be advantaged by our technology, be advantaged by our skills to implement and execute, be advantaged by our distribution channel.  So, it’s premature for me to forecast where the first or second or third acquisition might occur, which segment, but I can assure you that we have interest across that spectrum.  Did I answer your question, Chris?

Chris Blackman:
Yes, I think so.  I mean as Debra alluded to earlier, the track record on acquisitions hadn’t been that great.  I guess, one of the good acquisitions, if we may, is kind of the by product of the old Mid-America by receiving the Tite Liner®.

Al Woods:	Well, I can mention see – I’m sorry, Chris, did I cut you off?

Chris Blackman:	No, go ahead.

Al Woods:
OK.  I know that we have painful reflections of Kinsel.  I was around during that period.  And Elmore, I was around during that period.  I, regrettably, would say, that I did not cast the dissenting vote at the time based on the information that was presented.

I have the good fortune, from my perspective, of having been around for the last ten years.  I have reasonable and I would say relatively intimate knowledge of the company and its operations, it’s historical experiences.  And, I think, all of that helps me in the capacity I now serve.

I can also point to successful acquisitions. They may have been small from your point of view, but I can recall a French company that has worked out very well. Called…

David Martin:	Video Injection.

Al Woods:
Video Injection.  I can recall a robotic company in Switzerland that has worked out very well.  I can recall some of our European operations that were acquired that have worked out very well.  And so there is a – not a one dimensional experience, but a variety of experiences.

The good news is that we think by the focus we’re placing on it and the management that we’re throwing at it, we can do this successfully.  The key is for acquisitions to be strategic fits that will result in value creation.  We think we have the proper focus.  We think we’re able to execute.  We’re feeling very optimistic and confident about our ability to execute this strategy.

Chris Blackman:
OK.  Thank you.  Can you comment on any potential licensing agreements or areas that you may be trying to improve other income or equity earnings and what we might expect there as we go forward into ’08?

David Morris:
Hi, Chris.  This is David Morris.  One area that we’ve recently been focusing on is licensing of our lateral portfolio.  We have an extensive portfolio of patents in that area.  That is an area that we directly don’t really do, however, there are a number of companies that do lateral installations as you’d be aware.

And in the United States, we have been focused on licensing those companies to give them the opportunity to use our technology.  And in connection with that, we would hope to receive a royalty stream going forward.  And those patents go out for a number of years in the future.

At this point, I don’t believe I can quantify for you what that potential royalty stream would be, but we think it could be a significant number.

Chris Blackman:	I’m sorry. The timing of that you said…

David Morris:
We have already started – at this point, we have signed up, I believe, four or five licenses and under that, there are a number of sublicensees.  And we are still identifying other players in the market who, we believe, should sign an Insituform license.

Chris Blackman:
OK.  Excellent.  Thank you.  Another question, if I may, on Tite Liner®, you know, Al, you’ve talked consistently throughout this conference call about and in your press release about trying to restore shareholder value.  I genuinely appreciate that.  I’ve been a long-term shareholder of Insituform.  And I continue to watch this Tite Liner division percolate in a very, very hot sector.  And certainly, the guidance you’re providing for ’08, would suggest that shareholders should benefit from Tite Liner’s performance.

What kind of EBITDA could Tite Liner perform in ’08? And what have we seen so far in the first nine months of ’07 from Tite Liner’s performance?

David Martin:	Hey, Chris. This is David Martin.

Chris Blackman:	Hey, David.

David Martin:
Hi.  The EBITDA, I don’t have that number in front of me right now, but it’s better than it was last year.  The expectation for 2007, and certainly with the rates we’re talking about this year, it will be higher.

So, I don’t know how better to answer your question. It’s improving. And as the margins – the gross margins and the operating income are going up, the other aspects of EBITDA are fairly stable.

Al Woods:	Can I chime in, Chris, if you will allow.

Chris Blackman:	Yes, please.

Al Woods:	First, thank you for your support of Insituform and your belief in our future. I’m delighted and honored to be aligned with you.

Second, I would like to point, as I recall, point to the fact that I listened to one of these calls last year when it was suggested that we would have a difficult time with Tite Liner® this year.  That has not been the case.  In fact, we expect that there will be rather meaningful and significant growth in the performance of Tite Liner this year.  But more importantly, we are going to take advantage of opportunities that we believe exist in that operating division and to continue to grow it.

The question that we ask ourselves is how scalable is it? And while today it’s – we acknowledged earlier it’s a small piece of our business, it has grown double digit year-on-year, for the last – that’s been the trend for the last few years, if I recall.  We don’t see that ending in the foreseeable future.  And we think that is significant growth.

Chris Blackman:
It certainly seems with the ability or possibility of significant EBITDA contribution that Wall Street is not properly valuing Insituform when you take Tite Liner® into consideration.  And, maybe I’m a little forward thinking here, but certainly I would encourage any additional disclosure that can really, truly identify the amount of opportunity that might be there from a contribution perspective.

And, I heard your comments earlier on the industrial opportunities, so I assume your – even in Tite Liner, we could be looking at some petroleum plants or significant plants that could use their product that could further expand that business, is that correct?

Tom Vossman:
Yes, Chris, it is.  We see – we’ve seen an uptick, for example, in some DOT regulated pipeline activity in the U.S. sector.  We – I think we mentioned in the past that we successfully penetrated in Mexico doing a lot of work for PMEX, which is the only client down there, which has historically not happened.  And the – some of the leads that offer opportunity for our CIPP business coming from Tite Liner’s client base, we see the reciprocal benefit coming back and opening up opportunities, especially in the U.S. for expansion in that market.  So, I mean you’re spot on in your belief in that it continues to have a great play and maybe for the exception of Antarctica we see global growth opportunities coming up every quarter.

Chris Blackman:
OK.  And then – thank you.  If I may, David, you mentioned, you weren’t sure what the EBITDA was in the first nine months, but you knew it was over where it was last year.  Do you know what last year’s first nine months EBITDA was, by chance?

David Martin:	I don’t have it in front of me, Chris, but I would be welcome to talk to you after the call and we can get through it. But it’s in the – call it the nine to 10 million range.

Chris Blackman:	Excellent. I’ll look forward to speaking to you later. Thank you, guys.

Al Woods:	Thank you, Chris.

Operator:	As a reminder, that is star one if you’d like to ask a question. And gentlemen, there are no further questions at this time. I’d like to turn the conference back over to you.

Al Woods:
Thank you very much.  And we would thank everyone who has exhibited their belief and interest in Insituform by participating in today’s call.  And I look forward to speaking you with at the conclusion of the next quarter.  Good morning.

Operator:	And that concludes today’s teleconference. Thank you for your participation and you may now disconnect.

END